Exhibit 21

SUBSIDIARIES OF MILLENNIUM PHARMACEUTICALS, INC.

Name of Subsidiary	Jurisdiction of Organization

Millennium Pharmaceuticals Research
and Development, Ltd.	United Kingdom

Millennium Pharmaceuticals, Ltd.	United Kingdom